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                                                                EXHIBIT 11

                   ELCOM INTERNATIONAL, INC. AND SUBSIDIARIES

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                   Three Months Ended
                                                                       March 31,
                                                               ---------------------------
                                                                       1995          1996
                                                               -------------    ----------
Net Income (Loss)                                              $      (580)     $   1,124
                                                               =============    ==========

Weighted Average Common Stock and Common
     Equivalent Shares Outstanding During the Period                13,915         26,022
Dilutive Effect of Common Equivalent Shares (1)                      1,866          3,120
                                                               -------------    ----------
Weighted Average Common Shares Outstanding                          15,781         29,142
                                                               =============    ==========

Net Income (Loss) Per Share                                     $     (.04)      $    .04
                                                               =============    ==========

- - -----------------
(1) Pursuant to Securities and Exchange Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding a company's initial public offering have been included as outstanding for the 1995 period presented. The dilutive effect of the common and common equivalent shares were computed in accordance with the treasury stock method in the periods presented.


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